Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Second Quarter 2007 Results
July 26, 2007 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the second quarter ended June 30, 2007.
Second Quarter 2007 Financial Highlights
•	Sales – $465.1 million

•	Gross margin – 25.1 percent of sales

•	Net income – $8.4 million

•	Net income per diluted share – $0.23

•	Diluted weighted average shares outstanding – 36.4 million

•	Operating cash flow – $31.8 million
“Market conditions continued to create a very difficult operating environment during the second quarter,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “Decreased housing starts and lower market prices for lumber products reduced our sales by an estimated 39 percent compared to last year. The negative impact of these macroeconomic factors was partially offset by profitably growing market share and continuing to focus on reducing operating costs.”
Sherman continued, “Last fall we outlined our strategy for managing through the housing downturn. This strategy includes generating incremental sales through market share gains and new operations, maintaining strong margins, reducing costs and conserving capital. Our results for the second quarter show that our plan continues to benefit the company in the face of a very challenging housing market. Market share gains had an 8.7 percent positive effect on our sales while our gross margin remained strong at 25.1 percent. In addition, we reduced selling, general and administrative expenses by 15.5 percent and capital expenditures by 65.3 percent. Finally, we generated $31.8 million of operating cash flow, a 24.7 percent increase versus last year. We continue to manage our business day-to-day and react as quickly as possible to changing customer demand. I am proud of the ongoing effort company-wide to seek new business and operate as efficiently as possible while providing outstanding customer service.”
Second Quarter 2007 Results Compared to Second Quarter 2006
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $465.1 million compared to $642.4 million. This 27.6 percent sales decline was primarily driven by the decrease in housing activity within the company’s markets which had an estimated 32.9 percent negative effect on sales. Also, commodity lumber and lumber sheet goods prices had a 5.7 percent negative effect on sales. These non-controllable sales drivers were partially offset by sales growth attributable to market share gains of approximately 8.7 percent and sales growth from new operations of 2.3 percent. Overall sales volumes declined 21.9 percent.

Builders FirstSource Reports Second Quarter 2007 Results, continued
•	Gross margin percentage was 25.1 percent, down from 26.5 percent, due to pricing pressure from customers and the rising percentage of installed sales, which traditionally carry lower gross margins. The overall decline in gross margin percentage was mitigated by a favorable change in sales mix.

•	Selling, general and administrative (“SG&A”) expenses decreased $18.2 million. As a percentage of sales, however, SG&A increased from 18.3 percent in 2006 to 21.4 percent in 2007. Lower market prices for lumber products increased the 2007 percentage by 160 basis points as many variable costs do not adjust with changes in price. Incremental stock compensation expense added $1.1 million and increased the 2007 percentage by 20 basis points. Average full-time equivalent employees for the second quarter 2007 were 17.9 percent lower than the second quarter 2006, while our salaries and benefits expense fell $15.7 million from 2006, or 20.3 percent, nearly matching our sales volume decline

•	The company’s effective tax rate was 19.9% compared to 37.1% due to state tax law changes and reserve adjustments recognized during the quarter.

•	Net income was $8.4 million, or $0.23 per diluted share, compared to $28.4 million, or $0.79 per diluted share.

•	Diluted weighted average shares outstanding were 36.4 million compared to 36.1 million.

•	EBITDA was $23.1 million, or 5.0 percent of sales, compared to $57.8 million, or 9.0 percent of sales.

•	As of June 30, 2007, the company’s cash on hand grew to $144.5 million, and funded debt was $314.7 million.

•	Operating cash flow was $31.8 million compared to $25.5 million.

•	Capital expenditures were $3.4 million compared to $9.7 million.
Commenting on the second quarter results, Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, said, “We continue to react to the poor market conditions and adjust our operating expenses as necessary. Our selling, general and administrative expenses fell 15.5 percent compared to our 21.9 percent sales volume decline. We will continue to carefully manage our cost structure as we work through this difficult housing environment.”
Horn continued, “Our liquidity is strong with cash of $144.5 million and available borrowing capacity of $107.8 million. We effectively managed our working capital during the quarter and improved our inventory turns, accounts receivable days and accounts payable days compared to the first quarter, returning our working capital percentage of sales to below 10 percent. This strong financial footing provides us the ability to opportunistically grow during this downturn through internal means or via acquisition.

Builders FirstSource Reports Second Quarter 2007 Results, continued
Outlook
The company expects the difficult market conditions to continue into 2008, negatively affecting our operating results. Additionally, increased competitive pressure arising from the current operating conditions could continue to have a negative impact on margins.
Mr. Sherman concluded, “We will continue to look for ways to counteract the non-controllable macroeconomic factors and will persistently strive to grow our market share and flex our cost structure while still providing quality customer service as we manage through this down cycle. We will also seek to grow our company as attractive opportunities arise.”
Conference Call
Builders FirstSource will host a conference call Friday at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-704-5381 (U.S. and Canada) and 913-312-1295 (international). A replay of the call will be available from 1:00 p.m. CT July 27 through August 2, 2007. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8285284. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 13 states, principally in the southern and eastern United States, and has 68 distribution centers and 60 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Builders FirstSource Reports Second Quarter 2007 Results, continued
# # #
Contact:
Charles L. Horn
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands, except per share amounts)
Sales	$465,140	$642,353	$876,283	$1,230,980
Cost of sales	348,507	472,092	655,099	910,354

Gross margin	116,633	170,261	221,184	320,626

Selling, general and administrative expenses (includes stock-based compensation expense of $2,236 and $1,134 for the three months ended in 2007 and 2006, respectively, and $3,834 and $1,782 for the six months ended in 2007 and 2006, respectively)	99,563	117,789	197,033	229,991

Income from operations	17,070	52,472	24,151	90,635
Interest expense, net	6,583	7,325	13,295	14,501

Income before income taxes	10,487	45,147	10,856	76,134
Income tax expense	2,092	16,765	2,229	28,434

Net income	$8,395	$28,382	$8,627	$47,700

Net income per share:
Basic	$0.24	$0.84	$0.25	$1.43

Diluted	$0.23	$0.79	$0.24	$1.33

Weighted average common shares:
Basic	34,911	33,787	34,773	33,448

Diluted	36,352	36,082	36,279	35,992

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended June 30,
	2007		2006
		(dollars in thousands)
Prefabricated components	$101,345	21.8%	$137,328	21.4%
Windows & doors	105,300	22.6%	131,031	20.4%
Lumber & lumber sheet goods	125,949	27.1%	214,976	33.5%
Millwork	42,986	9.2%	56,894	8.8%
Other building products & services	89,560	19.3%	102,124	15.9%

Total sales	$465,140	100.0%	$642,353	100.0%

	Six months ended June 30,
	2007		2006
	(dollars in thousands)
Prefabricated components	$185,500	21.2%	$259,370	21.1%
Windows & doors	197,911	22.6%	246,605	20.0%
Lumber & lumber sheet goods	240,631	27.5%	420,699	34.2%
Millwork	82,228	9.4%	108,744	8.8%
Other building products & services	170,013	19.3%	195,562	15.9%

Total sales	$876,283	100.0%	$1,230,980	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30,
	2007	December 31,
	(unaudited)	2006
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$144,505	$93,258
Accounts receivable, less allowances of $7,188 and $6,292, respectively	199,909	196,658
Inventories	125,105	122,015
Other current assets	32,220	28,380

Total current assets	501,739	440,311
Property, plant and equipment, net	104,067	109,777
Goodwill	173,755	173,806
Other assets, net	21,586	24,621

Total assets	$801,147	$748,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$129,220	$84,944
Accrued liabilities	55,923	59,329
Current maturities of long-term debt	444	442

Total current liabilities	185,587	144,715
Long-term debt, net of current maturities	318,536	318,758
Other long-term liabilities	26,125	28,178

	530,248	491,651

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 35,587 and 34,832 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	350	345
Additional paid-in capital	134,340	127,630
Retained earnings	134,754	126,974
Accumulated other comprehensive income	1,455	1,915

Total stockholders’ equity	270,899	256,864

Total liabilities and stockholders’ equity	$801,147	$748,515

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six months ended
	June 30,
	2007	2006
	(in thousands)
Cash flows from operating activities:
Net income	$8,627	$47,700
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,111	10,512
Amortization of deferred loan costs	1,317	1,306
Deferred income taxes	(1,620)	(1,364)
Bad debt expense	810	543
Non-cash stock based compensation	3,834	1,782
Net (gain) loss on sales of assets	(369)	190
Changes in assets and liabilities:
Accounts receivable	(4,908)	(27,407)
Inventories	(3,090)	(11,098)
Other current assets	(2,367)	(5,845)
Other assets and liabilities	(1,734)	(219)
Accounts payable	44,276	17,961
Accrued liabilities	(3,335)	(4,727)

Net cash provided by operating activities	53,552	29,334

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,936)	(15,770)
Proceeds from sale of property, plant and equipment	841	536
Cash used for acquisitions, net	—	(26,305)

Net cash used in investing activities	(5,095)	(41,539)

Cash flows from financing activities:
Payments of long-term debt	(220)	(14)
Deferred loan costs	—	(100)
Exercise of stock options	3,493	7,330
Repurchase of common stock	(483)	—

Net cash provided by financing activities	2,790	7,216

Net change in cash and cash equivalents	51,247	(4,989)
Cash and cash equivalents at beginning of period	93,258	30,736

Cash and cash equivalents at end of period	$144,505	$25,747

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on July 26, 2007.

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Reconciliation to EBITDA:
Net income	$8,395	$28,382	$8,627	$47,700
Reconciling items:
Depreciation and amortization expense	6,043	5,377	12,111	10,512
Interest expense	6,583	7,325	13,295	14,501
Income tax expense	2,092	16,765	2,229	28,434

EBITDA	$23,113	$57,849	$36,262	$101,147

EBITDA as percentage of sales	5.0%	9.0%	4.1%	8.2%

	Last twelve months ended
	June 30,
	2007	2006
Reconciliation to Return on Net Assets:
Net income	$29,820	$95,027
Reconciling items:
Interest expense	27,511	30,221
Income tax expense	16,032	56,919

Earnings before interest and taxes	$73,363	$182,167

Average net assets	$508,529	$523,520
Return on net assets	14.4%	34.8%